Exhibit 99.1

  Worthington Reports Fourth Quarter and Record Fiscal Year Results;
      Sets Record for Quarterly and Annual Sales, Annual Earnings

    COLUMBUS, Ohio--(BUSINESS WIRE)--June 22, 2005--Worthington Industries, Inc. (NYSE:WOR) today reported results for the three and twelve month periods ended May 31, 2005. For the quarter, sales were a record $817.0 million, surpassing last year's record $782.9 million. For the year, sales of $3,078.9 million represent a 29% increase from what was a record $2,379.1 million last year.
    Fourth quarter 2005 net earnings were the second best fourth quarter earnings in the company's history; second only to the year ago quarter. Fourth quarter 2005 net earnings were $40.8 million and earnings per diluted share were $0.46. This compares with reported net earnings of $39.4 million, or $0.45 per diluted share, for the fourth quarter of fiscal 2004, which included special items that collectively had a negative impact on diluted earnings per share of $0.39. Excluding the special items in the prior year period, earnings per share would have been $0.84. (See attached supplemental schedule for details)
    Net earnings for the year of $179.4 million, or $2.03 per diluted share, were an all time record and compared to $86.8 million, or $1.00 per diluted share, respectively, for the same period last year.

    CEO Comments

    "We had a great fourth quarter and year," stated John P. McConnell, Chairman and CEO of Worthington Industries. "I am very proud of the efforts of all of our 8,000 Worthington employees in achieving record annual sales and earnings in our company's 50th year. Next week, we will pay our 150th consecutive quarterly dividend since becoming a public company. We remain a strong and financially sound company as evidenced by our balance sheet.
    "In addition to being focused on diversifying our customer base, we are executing a strategy of providing our processed steel products downstream to our other business operations and joint ventures. Fiscal 2005 represented another year of strong performances by our joint ventures, and the Worthington Cylinder business expanded its product line with the acquisition of the propane and specialty gas cylinder assets of Western Industries. Dietrich Metal Framing, while still awaiting a rebound in commercial office construction, is starting to see more traction in residential steel framing. The formation of two joint ventures, Dietrich Metal Framing Canada and Dietrich Residential Construction, opens up new markets in Canada and in residential construction for the U.S. military," concluded McConnell.

    Quarterly Segment Results

    In the Processed Steel Products segment, quarterly net sales rose 5%, or $21.9 million, to $460.7 million from what was a record $438.8 million in the comparable quarter of fiscal 2004. The increase in net sales was due to higher pricing (up 16%). Volumes were down 9% due to the August 2004 sale of cold rolling assets in Decatur, Alabama. Excluding the impact of that asset sale, volumes were down 2%. Operating income, excluding Decatur-related charges taken in the year ago period, declined due to a narrowing of the spread between selling prices and material costs but still remains among the best in the segment's history.
    In the Metal Framing segment, net sales decreased 4%, or $8.3 million, to $223.3 million from what was a record $231.5 million in the comparable quarter of fiscal 2004. With continued weakness in the commercial office construction market, volumes were down 13% while pricing was up 11% over the year ago quarter. A narrower spread between selling prices and material costs was primarily responsible for the downturn in operating income compared to the prior year period when operating income was more than quadruple any prior quarterly record.
    In the Pressure Cylinders segment, net sales increased 18%, or $19.9 million, to $128.2 million from $108.3 million in the comparable quarter of fiscal 2004. The propane and specialty gas cylinder assets of Western Industries, acquired on September 17, 2004, contributed $17.7 million to the sales increase. Excluding sales from the acquired assets, unit volumes were down 14% as weakness in the 20 lb. propane cylinder market offset strength in other product lines. Operating income was unchanged from the prior year.
    Worthington's joint ventures contributed positively to fourth quarter results. Equity in net income of the seven unconsolidated affiliates totaled $14.1 million for the quarter, compared to the record $16.4 million of the year ago quarter when four affiliates had record earnings.

    Other

    Dividend Declared

    On May 21, 2005, the board of directors declared a quarterly cash dividend of $0.17 per share payable June 29, 2005, to shareholders of record June 15, 2005.

    Share Repurchase Program Announced

    On June 13, 2005, Worthington Industries announced that its board of directors has authorized the repurchase of up to ten million, or approximately 11%, of its outstanding shares. The purchases may be made from time to time, on the open market or in private transactions, with consideration given to the market price of the stock, the nature of other investment opportunities, cash flows from operations and general economic conditions.

    Corporate Profile

    Worthington Industries is a leading diversified metal processing company with annual sales of approximately $3 billion. The Columbus, Ohio, based company is North America's premier value-added steel processor and a leader in manufactured metal products such as metal framing, pressure cylinders, automotive past model service stampings, metal ceiling grid systems and laser welded blanks. Worthington employs more than 8,000 people and operates 66 facilities in 10 countries.
    Founded in 1955, the company operates under a long-standing corporate philosophy rooted in the golden rule, with earning money for its shareholders as the first corporate goal. This philosophy, an unwavering commitment to the customer, and one of the strongest employee/employer partnerships in American industry serve as the company's foundation.

    Conference Call

    Worthington Industries will review its fourth quarter results during its quarterly conference call today, June 22, 2005, at 1:30 p.m. Eastern Daylight Time. Details on the conference call can be found on the company's Web site at www.WorthingtonIndustries.com.

    Safe Harbor Statement

    The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the "Act"). Statements by the company relating to future sales, operating results and earnings per share; projected capacity and working capital needs; pricing trends for raw materials and finished goods; anticipated capital expenditures and asset sales; projected timing, results, costs, charges and expenditures related to facility dispositions, shutdowns and consolidations; new products and markets; expectations for customer inventories, jobs and orders; expectations for the economy and markets; expected benefits from new initiatives, such as the ERP system; the effects of judicial rulings; and other non-historical matters constitute "forward-looking statements" within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, product demand and pricing, changes in product mix and market acceptance of products; fluctuations in pricing, quality or availability of raw materials (particularly steel), supplies, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the ability to realize cost savings and operational efficiencies on a timely basis; the ability to integrate newly acquired businesses and achieve synergies therefrom; capacity levels and efficiencies within facilities and within the industry as a whole; financial difficulties of customers, suppliers, joint venture partners and others with whom the company does business; the effect of national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn; the effect of adverse weather on customers, markets, facilities and shipping operations; changes in customer inventories, spending patterns and supplier choices and risks associated with doing business internationally, including economic, political and social instability and foreign currency exposure; acts of war and terrorist activities; the ability to improve processes and business practices to keep pace with the economic, competitive and technological environment; deviation of actual results from estimates and/or assumptions used by the company in the application of its significant accounting policies; level of imports and import prices in the company's markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad; and other risks described from time to time in filings with the United States Securities and Exchange Commission.


                     WORTHINGTON INDUSTRIES, INC.
                         EARNINGS HIGHLIGHTS
                   (In Thousands, Except Per Share)


                          Three Months Ended     Twelve Months Ended
                                May 31,                 May 31,
                       ----------------------- -----------------------
                          2005        2004        2005        2004
                       ----------- ----------- ----------- -----------
                       (Unaudited) (Unaudited) (Unaudited)  (Audited)

Net sales              $  816,962  $  782,924  $3,078,884  $2,379,104
Cost of goods sold        711,403     610,312   2,580,011   2,003,734
                       ----------- ----------- ----------- -----------
     Gross margin         105,559     172,612     498,873     375,370

Selling, general &
 administrative
 expense                   50,794      59,876     225,915     195,785
Impairment charges and
 other                          -      69,398       5,608      69,398
                       ----------- ----------- ----------- -----------

     Operating income      54,765      43,338     267,350     110,187

Other income
 (expense):
   Miscellaneous
    income (expense)         (847)        172      (7,991)     (1,589)
   Interest expense        (6,638)     (5,461)    (24,761)    (22,198)
   Equity in net
    income of
    unconsolidated
     affiliates            14,063      16,449      53,871      41,064
                       ----------- ----------- ----------- -----------
     Earnings before
      income taxes         61,343      54,498     288,469     127,464
Income tax expense         20,535      15,075     109,057      40,712
                       ----------- ----------- ----------- -----------

     Net earnings      $   40,808  $   39,423  $  179,412  $   86,752
                       =========== =========== =========== ===========


Average common shares
 outstanding - diluted     88,535      87,587      88,503      86,950
                       ----------- ----------- ----------- -----------

     Earnings per
      share - diluted  $     0.46  $     0.45  $     2.03  $     1.00
                       =========== =========== =========== ===========


Common shares
 outstanding at end of
 period                    87,933      86,856      87,933      86,856

Cash dividends
 declared per common
 share                 $     0.17  $     0.16  $     0.66  $     0.64


                     WORTHINGTON INDUSTRIES, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In Thousands)


                                                 May 31,     May 31,
                                                  2005        2004
                                               ----------- -----------
                                               (Unaudited)  (Audited)
                                ASSETS

Current assets
  Cash and cash equivalents                    $   57,249  $    1,977
  Receivables, net                                404,506     348,833
  Inventories                                     425,723     362,906
  Deferred income taxes                            19,490       3,963
  Other current assets                             31,365     115,431
                                               ----------- -----------

      Total current assets                        938,333     833,110

Investments in unconsolidated affiliates          136,856     109,040
Goodwill                                          168,267     117,769
Other assets                                       33,593      27,826
Property, plant and equipment, net                552,956     555,394
                                               ----------- -----------

      Total assets                             $1,830,005  $1,643,139
                                               =========== ===========


                 LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
  Accounts payable                             $  280,181  $  313,909
  Current maturities of long-term debt            143,432       1,346
  Other current liabilities                       121,830     159,805
                                               ----------- -----------

      Total current liabilities                   545,443     475,060

Other liabilities                                  99,264      95,067
Long-term debt                                    245,000     288,422
Deferred income taxes                             119,462     104,216

Shareholders' equity                              820,836     680,374
                                               ----------- -----------

      Total liabilities and shareholders'
       equity                                  $1,830,005  $1,643,139
                                               =========== ===========


                   WORTHINGTON INDUSTRIES, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (In Thousands)


                            Three Months Ended    Twelve Months Ended
                                 May 31,                May 31,
                         ----------------------- ---------------------
                            2005        2004        2005       2004
                         ----------- ----------- ----------- ---------
                         (Unaudited) (Unaudited) (Unaudited) (Audited)
Operating activities
 Net earnings            $   40,808  $   39,423  $  179,412  $ 86,752
 Adjustments to
  reconcile net earnings
  to net cash
  provided by operating
   activities:
     Depreciation and
      amortization           15,295      16,921      57,874    67,302
     Impairment charges
      and other                   -      69,398       5,608    69,398
     Other adjustments       13,225     (41,801)    (17,597)  (49,945)
     Changes in current
      assets and
      liabilities            (3,779)    (66,826)   (193,026)  (94,140)
                         ----------- ----------- ----------- ---------
     Net cash provided
      by operating
      activities             65,549      17,115      32,271    79,367

Investing activities
 Investment in property,
  plant and equipment,
  net                       (15,439)     (6,035)    (46,318)  (29,599)
 Acquisitions, net of
  cash acquired                (149)          -     (65,119)        -
 Investment in
  unconsolidated
  affiliate                       -           -      (1,500)     (490)
 Proceeds from sale of
  assets                      5,512         685      89,488     5,662
 Purchases of short-term
  investments                     -           -     (72,875)        -
 Sales of short-term
  investments                 9,400           -      72,875         -
                         ----------- ----------- ----------- ---------
     Net cash used by
      investing
      activities               (676)     (5,350)    (23,449)  (24,427)

Financing activities
 Payments on short-term
  borrowings                      -      (4,146)          -    (1,145)
 Proceeds from long-term
  debt                          (71)          -      99,409         -
 Principal payments on
  long-term debt                179          31      (2,381)   (1,234)
 Dividends paid             (14,938)    (13,845)    (56,891)  (55,167)
 Other                        1,069       1,006       6,313     3,444
                         ----------- ----------- ----------- ---------
     Net cash provided
      (used) by
      financing
      activities            (13,761)    (16,954)     46,450   (54,102)
                         ----------- ----------- ----------- ---------

Increase (decrease) in
 cash and cash
 equivalents                 51,112      (5,189)     55,272       838
Cash and cash
 equivalents at
 beginning of period          6,137       7,166       1,977     1,139
                         ----------- ----------- ----------- ---------

Cash and cash
 equivalents at end of
 period                  $   57,249  $    1,977  $   57,249  $  1,977
                         =========== =========== =========== =========


                     WORTHINGTON INDUSTRIES, INC.
                          SUPPLEMENTAL DATA
                            (In Thousands)

This supplemental information is provided to assist in the analysis of the results of operations.

                          Three Months Ended     Twelve Months Ended
                               May 31,                  May 31,
                       ----------------------- -----------------------
                          2005        2004        2005        2004
                       ----------- ----------- ----------- -----------
                       (Unaudited) (Unaudited) (Unaudited) (Unaudited)
Processed Steel
 Products
  Volume (tons)               935       1,030       3,685       3,806
  Net sales            $  460,661  $  438,801  $1,805,023  $1,373,145
  Material cost        $  349,217  $  281,857  $1,305,039  $  893,743
  Operating income     $   24,648  $  (21,757) $  125,964  $   18,036

Metal Framing
  Volume (tons)               180         208         657         781
  Net sales            $  223,256  $  231,519  $  848,029  $  661,999
  Material cost        $  148,305  $  105,121  $  499,872  $  364,643
  Operating income     $   17,709  $   53,605  $  108,517  $   63,778

Pressure Cylinders
  Volume (units)
    Without
     acquisition            4,523       5,257      14,569      14,670
    Acquisition (a)         8,599           -      22,135           -
                       ----------- ----------- ----------- -----------
                           13,122       5,257      36,704      14,670
  Net sales
    Without
     acquisition       $  110,493  $  108,279  $  362,506  $  328,692
    Acquisition (a)        17,723           -      45,765           -
                       ----------- ----------- ----------- -----------
                       $  128,216  $  108,279  $  408,271  $  328,692

  Material cost        $   66,133  $   49,173  $  197,516  $  142,601
  Operating income     $   11,108  $   11,019  $   33,575  $   29,376

    (a) Acquisition of propane and specialty cylinder assets from Western Industries effective September 17, 2004


The following provides detail of special pre-tax items by segment and other special items that impact net income for the periods indicated:

                          Three Months Ended     Twelve Months Ended
                                May 31,                 May 31,
                       ----------------------- -----------------------
 Increase (Decrease)      2005        2004        2005        2004
                       ----------- ----------- ----------- -----------
                       (Unaudited) (Unaudited) (Unaudited) (Unaudited)

Processed Steel
 Products
  Pre-tax impairment
   charges and other   $        -  $  (67,400) $   (5,608) $  (67,400)
Metal Framing
  Gain on sale of
   assets                       -           -           -       3,920
Pressure Cylinders
  Pre-tax impairment
   charges and other            -      (1,998)          -      (1,998)
                       ----------- ----------- ----------- -----------

Total special operating
 income adjustments,
 pre-tax                        -     (69,398)     (5,608)    (65,478)

Gain on Enron
 settlement                     -       3,640           -       3,640
                       ----------- ----------- ----------- -----------

Total special
 adjustments                    -     (65,758)     (5,608)    (61,838)
Tax impact of special
 adjustments                    -      24,988       2,070      23,498
Special tax
 adjustments                    -       6,363      (2,555)      7,723
                       ----------- ----------- ----------- -----------

Total special
 adjustments, after
 tax                   $        -  $  (34,407) $   (6,093) $  (30,616)
                       =========== =========== =========== ===========

EPS impact of special
 adjustments, diluted  $        -  $    (0.39) $    (0.07) $    (0.35)
                       =========== =========== =========== ===========

    CONTACT: Worthington Industries, Inc.
             Corporate Communications:
             Cathy Mayne Lyttle, 614-438-3077
             cmlyttle@WorthingtonIndustries.com
             or
             Investor Relations:
             Allison McFerren Sanders, 614-840-3133
             asanders@WorthingtonIndustries.com